Exhibit (16)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints the Secretary and Assistant Secretaries of BBH Trust, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, place and stead, in any and all capacities, to sign BBH Trust’s registration statement on Form N-14 (and any and all amendments thereto) relating to the reorganization of (i) BBH Select Series – Large Cap Fund into BBH Select Large Cap ETF and (ii) BBH Select Series – Mid Cap Fund into BBH Select Mid Cap ETF, and to file such registration statement (with all exhibits thereto and other documents in connection therewith) with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ H. Whitney Wagner	Trustee	September 10, 2025
H. Whitney Wagner

/s/ Mark M. Collins	Trustee	September 10, 2025
Mark M. Collins

/s/ John M. Tesoro	Trustee	September 10, 2025
John M. Tesoro

/s/ Joan A. Binstock	Trustee	September 10, 2025
Joan A. Binstock

/s/ John A. Gehret	Trustee	September 10, 2025
John A. Gehret

/s/ Karen Kochevar	Trustee	September 10, 2025
Karen Kochevar

/s/ Jean- Pierre Paquin	Trustee	September 10, 2025
Jean-Pierre Paquin